As filed with the Securities and Exchange Commission on December 29, 1995


                           Registration No. 33-62779

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------



                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                                ALEXANDER'S, INC.
             (Exact name of registrant as specified in its charter)

     Delaware                                          51-01-00517
(State or other jurisdiction of             (IRS employer identification number)
 incorporation or organization)


             Park 80 West, Plaza II, Saddle Brook, New Jersey 07663
                                 (201) 587-8541
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Joseph Macnow
                             Chief Financial Officer
                                Alexander's, Inc.
             Park 80 West, Plaza II, Saddle Brook, New Jersey 07663
                                 (201) 587-8541
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                            Douglas P. Bartner, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                          New York, New York 10022-6069

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |X|

                                   ----------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED _________, 1995
                            [Alexander's, Inc. Logo]

Prospectus



           Debt Securities, Preferred Stock, Depositary Shares, Common

                             Stock and Debt Warrants

                                   ----------


         Alexander's, Inc. (the "Company") may offer from time to time, together or separately, in one or more series (i) debt securities ("Debt Securities"), which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (ii) shares of preferred stock, $1.00 par value per share, of the Company ("Preferred Stock"), which may be issued in the form of depositary shares (the "Depositary Shares") evidenced by depositary receipts, (iii) shares of common stock, $1.00 par value per share, of the Company ("Common Stock") and (iv) warrants to purchase debt securities of the Company as shall be designated by the Company at the time of the offering (the "Debt Warrants") (the Debt Securities, Preferred Stock, Common Stock and Debt Warrants are collectively referred to as the "Securities"), at an aggregate initial offering price not to exceed U.S. $250,000,000, in amounts, at prices and on terms to be determined at the time of sale. The Debt Securities, Preferred Stock, Common Stock and Debt Warrants may be offered separately or together, in separate series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").


         The accompanying Prospectus Supplement will set forth with regard to the particular Securities in respect of which this Prospectus is being delivered
(i) in the case of Debt Securities, the title, aggregate principal amount, denominations (which may be in United States dollars, or in any other currency, currencies or currency unit, including the European Currency Unit), maturity, rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Company or the Holder, any terms for sinking fund payments, rank, any conversion or exchange rights, any listing on a securities exchange, and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities, (ii) in the case of Preferred Stock, the specific title, the aggregate amount and the stated value, any dividend (including the method of calculating the payment of dividend), liquidation, redemption, conversion, voting or other rights and the initial public offering price, (iii) in the case of Common Stock, the number of shares of Common Stock, the initial offering price and the terms of the offering thereof and (iv) in the case of Debt Warrants, the duration, purchase price, exercise price and detachability of such Debt Warrants. The Prospectus Supplement will also contain, as applicable, a discussion of the material United States federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered to the extent not contained herein.


         The shares of Common Stock of the Company are listed on the New York Stock Exchange ("NYSE") under the symbol "ALX".

         The Company intends to qualify as a real estate investment trust ("REIT") for federal income tax purposes for the year ending December 31, 1995.

         See "Risk Factors" beginning on page 5 herein for a discussion of certain factors that should be carefully considered by prospective investors in the Securities.
                                   ----------
            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                                   ----------
          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                 ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
                   REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                                   ----------
         The Company may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement will set forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the amounts of Securities, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" herein.

              The date of this Prospectus is _______________, 1995.

     No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or the accompanying Prospectus Supplement in connection with the offer contained in this Prospectus and the accompanying Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriters, agents or dealers. This Prospectus and the accompanying Prospectus Supplement do not constitute an offer to sell or solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus and the accompanying Prospectus Supplement nor any sale of or offer to sell the Securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company and its subsidiaries since the respective dates of this Prospectus and the accompanying Prospectus Supplement or that the information contained in this Prospectus or the accompanying Prospectus Supplement is correct as of any time subsequent to the respective dates of this Prospectus and the accompanying Prospectus Supplement.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange ("NYSE") and similar information can be inspected and copied at the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

     This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE




     The Company's (i) Annual Report on Form 10-K and Form 10-K/A (the "Form 10-K/A") for the fiscal year ended December 31, 1994, (ii) Quarterly Report on Form 10-Q and 10-Q/A for the quarterly period ended March 31, 1995, (iii) Quarterly Report on Form 10-Q and Form 10-Q/A for the quarterly period ended June 30, 1995, (iv) Quarterly Report on Form 10-Q and Form 10-Q/A for the quarterly period ended September 30, 1995 and (v) Current Reports on Form 8-K dated January 4, 1995, February 6, 1995 and September 18, 1995, have been filed by the Company with the Commission and are hereby incorporated by reference into this Prospectus. All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents (provided, however, that the information referred to in item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to the Secretary of the Company, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663, telephone number (201) 587-8541.


                                TABLE OF CONTENTS


AVAILABLE INFORMATION........................................................  2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................  2

THE COMPANY..................................................................  4

RISK FACTORS.................................................................  5


USE OF PROCEEDS.............................................................. 11

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES.............................. 12


CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION....................... 13


DESCRIPTION OF DEBT SECURITIES............................................... 15

DESCRIPTION OF CAPITAL STOCK................................................. 23

DESCRIPTION OF DEBT WARRANTS................................................. 34

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.................................... 35

PLAN OF DISTRIBUTION......................................................... 45

EXPERTS...................................................................... 46

VALIDITY OF THE SECURITIES................................................... 46

                                  THE COMPANY

     The Company is a real estate company engaged in leasing, managing, developing and redeveloping properties, focusing primarily on the properties where its department stores were formerly located. These department stores ceased operating in 1992 and are on properties located in New York City and Bergen County, New Jersey (the "New York Area"). The Company believes that its properties offer advantageous retail opportunities, principally because of their size and location in areas where comparable store sites are not readily available.

     The Company seeks to increase its income and property values by strategically renovating, expanding and developing its properties. The Company's general strategy is to lease each of its properties to large-space users, typically national or large regional retailers, under long-term leases (generally 20 years or longer) which provide the Company with fixed rents and also with periodic rent increases (generally every five years). These leases also generally require the tenant to pay, or reimburse the Company, for common area charges (including roof and structure costs), real estate taxes, insurance costs and certain capital expenditures.

     The Company's real estate portfolio consists of the following nine properties, four of which are currently operating (the "Operating Properties") and five of which are currently being or will be redeveloped (the "Redevelopment Properties"):

     Property                   Location        Leasable Building Square Footage
     --------                   --------        --------------------------------
Operating Properties:
     Fordham Road               Bronx, NY                    303,000
     Flushing                   Queens, NY                   177,000
     Third Avenue               Bronx, NY                    173,000
     Kings Plaza Mall (1)       Brooklyn, NY                 427,000

Redevelopment Properties:
     Rego Park I                Queens, NY                   359,000
     Rego Park II               Queens, NY                  ---(2)---
     Kings Plaza Store          Brooklyn, NY                 320,000
     Paramus                    Paramus, NJ                 ---(3)---
     Lexington Avenue (4)       New York, NY                 418,000


----------
(1)  The  Company  owns a 50%  interest  in this  property.

(2)  This  property   consists  of  287,500   square  feet  of  vacant  land  in
     approximately one and one-half square blocks adjacent to the Rego Park I Property.

(3) This property consists of approximately 39 acres. A portion of this property is subject to condemnation. See "Risk Factors-- Real Estate Investment Risks."

(4) The Company owns the general partnership interest and 92% of the limited partnership interests in this property.


     The Fordham Road Property and the Flushing Property are 100% leased to The Caldor Corporation ("Caldor") and the Third Avenue Property is 100% leased to a subsidiary of Conway Stores, Inc. The Kings Plaza Mall is 88% leased to over 100 tenants. The Rego Park I Property has been entirely pre-leased to Sears, Roebuck & Company, Marshalls, Inc. and Caldor and the commencement of such tenants' leases is conditioned upon the completion of certain improvements by the Company which are under construction and are expected to be completed by March 1996. The Company is in discussions with prospective tenants for the remaining Redevelopment Properties. See "Risk Factors -- Bankruptcy of a Major Tenant" and "Risk Factors -- Real Estate Investment Risks -- Dependence on Rental Income and Concentration of Rental Income with Certain Lessees; Bankruptcy of a Major Tenant."


     Vornado Realty Trust ("Vornado"), a NYSE-listed REIT and major stockholder of the Company, manages the properties and business affairs of the Company and acts as the Company's exclusive leasing agent pursuant to agreements with the Company. Steven Roth, Chief Executive Officer and a director of the Company, is also the

Chairman  and  Chief  Executive  Officer  of  Vornado.   See  "Risk  Factors  --
Control-Related Risks; Possible Conflicts of Interest."

     In May 1992, at a time when the Company's business consisted of retail store operations, the Company and its subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). In September 1993, the Bankruptcy Court confirmed the Joint Plan of Reorganization (the "Plan"), pursuant to which the Company and its subsidiaries reorganized their business as a real estate company. The Company has consummated the Plan and has complied with all of its obligations thereunder. Pursuant to the Plan, (i) all holders of allowed general unsecured claims were paid in full, together with accrued interest in respect of their claims and (ii) all holders of allowed secured claims received one hundred percent of their claims through the issuance of new secured debt instruments or by payment in cash or a combination thereof. The Bankruptcy Court has retained jurisdiction to resolve the remaining disputed claims and for other limited purposes.


     As of September 30, 1995, the Company and its subsidiaries had aggregate indebtedness outstanding of $173,613,000. The Company currently expects to borrow and expend, through the first quarter of 1996, up to an additional $20,000,000 to complete the Rego Park I redevelopment.


     The Company is a Delaware corporation whose earliest predecessor corporation was organized in 1928. The Company intends to file, with its federal income tax return for 1995, an election to be treated as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), effective for 1995.

     The Company's principal executive offices are located at Park 80 West, Plaza II, Saddle Brook, New Jersey 07663; telephone (201) 587-8541.


                                  RISK FACTORS

     Prospective purchasers of the Securities should consider carefully the factors set forth below, as well as any other applicable risk factors that may be set forth in the accompanying Prospectus Supplement, before purchasing the Securities offered hereby.


Adverse Consequences of Financial Leverage; Deficiency of Earnings to Fixed Charges; Effect of Encumbrances; Covenant Restrictions

     The Company has significant debt service obligations. The Company borrowed $138,425,000 during the nine months ended September 30, 1995 (the "1995
Financings") and at September 30, 1995, the Company's long-term debt was $173,613,000. For the nine months ended September 30, 1995, the Company's deficiency of earnings to cover fixed charges was $12,605,000. The Company also had a deficiency in net assets of $28,203,000 at September 30, 1995. The Company's ability to operate as a viable real estate company will depend on the successful and timely completion of the redevelopment and leasing of the Redevelopment Properties, which will materially affect the Company's ability to meet its debt service requirements.


     Under the 1995 Financings, the Company granted certain lenders mortgages on all of the Company's assets and/or pledges of the stock of the Company's subsidiaries owning assets and/or guarantees of such subsidiaries and the Company. If the Company becomes insolvent or is liquidated, or if its indebtedness is accelerated, the lenders under the 1995 Financings will be entitled to payment in full from the proceeds of their security prior to the payment to Holders of Securities. In such event, it is possible that there would be no assets remaining from which claims of Holders of Securities could be satisfied or, if any assets remain, such assets may be insufficient to satisfy fully such claims.

     The 1995 Financing documents contain certain restrictive covenants. Such restrictions affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company and certain of its subsidiaries to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with affiliates, issue or sell capital stock of subsidiaries, create liens, sell assets, acquire or transfer property and engage in mergers and consolidations. The covenants may significantly limit the Company's (and such subsidiaries') operating and financial flexibility and there can be no assurance that such restrictions will not adversely affect the Company's (and such subsidiaries') ability to finance future operations or capital needs or to engage in other business activities which may be beneficial to the Company. Additional restrictive covenants may be created with respect to a particular series of Securities and will be set forth in the applicable Prospectus Supplement.


     In the event of a default under the terms of any indebtedness of the Company, the obligees thereunder would be permitted to accelerate the maturity of such obligations, which may cause defaults under other obligations of the Company, including Securities issued pursuant to this Registration Statement. In such circumstances, Holders of such Securities may be forced to accelerate the maturity of such Securities to protect their interests at a time when it would not otherwise be in their interest to do so. Further, such defaults could be expected to delay or preclude payment of principal of and/or interest on such Debt Securities.



Lack of Profitability


     Because the Company has not yet developed a number of its properties, its current operating properties (four of its nine properties) do not generate sufficient cash flow to pay all of its expenses. The Company's five non-operating properties (Rego Park I, Rego Park II, Lexington Avenue, Paramus, and the Kings Plaza Store) are in various stages of redevelopment. There can be no assurance that the Company will attain profitable operations.


Need for Additional Financing



     The Company estimates that its capital expenditure requirements for projects other than Rego Park I and Rego Park II will include (i) the redevelopment of the Paramus Property estimated to cost between $55,000,000 and $60,000,000 (ii) the subdivision of the existing space and other improvements at the Kings Plaza Store Property estimated to cost between $10,000,000 and $15,000,000, and (iii) the renovation of the existing Lexington Avenue building estimated to cost between $20,000,000 and $25,000,000. There can be no assurance that financing for such projects will be obtained, or if obtained, that such financing will be on terms that are acceptable to the Company. In addition, it is uncertain as to when these projects will commence. The Company may also require additional financing as a result of its lack of profitability. See "-- Lack of Profitability" above.


Bankruptcy of a Major Tenant

     On September 18, 1995, Caldor filed for relief under Chapter 11 of the United States Bankruptcy Code. Property rentals from leases with Caldor represented approximately 63% of the Company's consolidated revenues for the year ended December 31, 1994 and approximately 54% of the Company's consolidated revenues for the nine months ended September 30, 1995. Caldor is also the lessee of a portion of the Rego Park I Property under a lease scheduled to commence after the completion of the redevelopment of this property. Caldor, which is responsible for the construction of its store, ceased such construction in September 1995. The Company believes that the loss of Caldor as a tenant would have a material adverse effect on the Company. Caldor's filing under Chapter 11 may lead to the termination of, or default under, such leases with Caldor.

     Additionally, under the terms of a $25,000,000 loan to the Company, secured by a mortgage on the Fordham Road Property, the failure of Caldor to meet certain financial tests may result in the Company being required to escrow net cash flow of approximately $500,000 per annum from the Fordham Road Property into an account of the lender as a reserve against future payments under the loan.

Holding Company Structure


     Since substantially all of the Company's operations are conducted, and substantially all of the Company's assets are owned, by its subsidiaries, the Securities will effectively be subordinated to all existing and future liabilities of the Company's subsidiaries, including the subsidiaries' guarantees of indebtedness incurred under the 1995 Financings. As of September 30, 1995, the Company's subsidiaries and the Seven Thirty One Limited
Partnership, of which the Company owns a 92.36% interest, had outstanding $103,410,000 of liabilities (including trade payables and indebtedness) and also had guarantees of $75,000,000 of Company indebtedness incurred under the 1995 Financings. Any right of the Company to participate in any distribution of the assets of any of the Company's subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and any consequent right of the Holders of the Securities to participate in those assets) will be subject to the claims of the creditors (including trade creditors) and preferred stockholders, if any, of such subsidiary, except to the extent the Company has a claim against such subsidiary as a creditor of such subsidiary. The Company has expressly subordinated certain of its claims against its subsidiaries to the subsidiaries' guarantees of indebtedness incurred under the 1995 Financings. In addition, in the event that claims of the Company as a creditor of a subsidiary are recognized, such claims would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.


     The Company's ability to make required principal and interest payments with respect to its indebtedness, including any Debt Securities, depends on the earnings of its subsidiaries and on its ability to receive funds from such subsidiaries through dividends or other payments. Since the Securities are obligations of the Company only, the Company's subsidiaries are not obligated or required to pay any amounts due pursuant to the Securities or to make funds available therefor in the form of dividends or advances to the Company.


Limited  Financial  and  Operating   History;   Noncomparability   of  Financial
Information


     Prior to May 1992, the Company operated a retail department store business. Accordingly, the Company has a limited operating history as a real estate company upon which prospective investors may evaluate its performance. Information reflecting the results of operations and financial condition of the Company for periods subsequent to May 1992 are not comparable to information for the periods prior to such date due to (i) the termination of the Company's retail operations, including the sale of the Company's retail inventory, and the Company's transition to real estate operations and (ii) the Company's bankruptcy case, including the costs and expenses relating to the administration thereof, and the payment of the Company's liabilities as a result thereof.


Control-Related Risks; Possible Conflicts of Interest

     Vornado, an unincorporated Maryland business trust, owns 29.3% of the outstanding Common Stock of the Company, including 27.1% purchased in March 1995. Interstate Properties, a New Jersey general partnership ("Interstate"), which owns an additional 27.1% of the outstanding Common Stock of the Company, owns 27.7% of the outstanding common shares of beneficial interest of Vornado. Steven Roth, Chief Executive Officer and a Director of the Company, is also Chairman of the Board and Chief Executive Officer of Vornado, and the Managing General Partner of Interstate. Mr. Roth, David Mandelbaum, Richard R. West and Russell B. Wight, members of the Company's Board of Directors, are also Trustees of Vornado. Messrs. Roth, Mandelbaum and Wight are the three partners of Interstate. Messrs. Roth, Mandelbaum and Wight and Interstate own, in the aggregate, 32.6% of the outstanding Common Shares of beneficial interest of Vornado. Further, Vornado has provided the Company with a loan to finance its operations in the principal amount of $45,000,000 (the subordinate portion of a $75,000,000 facility, the balance of which was provided by an unaffiliated bank). The loan is secured by liens on substantially all of the Company's properties.

     Based on the foregoing, Mr. Roth, Interstate Properties and Vornado (collectively, the "Principal Stockholders") may have substantial influence on the Company and on the outcome of any matters submitted to the Company's stockholders for approval. In addition, certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between the Principal Stockholders and the Holders of the Securities. For example, if the Company encounters financial difficulties, or is unable to pay its debts as they mature, the interests of the Principal Stockholders might conflict with those of the Holders of the Securities. In addition, the Principal Stockholders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risk to the Holders of the Securities. Interstate Properties, Vornado and Mr. Roth engage in a wide variety of activities in the real estate business which may result in conflicts of interest with respect to certain matters affecting the Company, such as potential business opportunities, business dealings between the Company, Interstate Properties and Vornado and their affiliates, demands on the time of Mr. Roth and certain of the executive officers of Vornado, changes of existing arrangements between Mr. Roth, the Company and Vornado (such as the Management and Development Agreement, dated February 6, 1995 (the "Management and Development Agreement") and the Retention Agreement, dated July 20, 1992 (the "Retention Agreement")), potential competition between business activities conducted, or sought to be conducted, by the Company, Vornado and Interstate Properties (including competition for properties and tenants), possible corporate transactions, and other strategic decisions affecting the Company in the future. Neither Mr. Roth nor Vornado is obligated to present to the Company any particular investment opportunity which comes to their attention, even if such opportunity is of a character which might be suitable for investment by the Company.

Real Estate Investment Risks Applicable to the Company


     General

     Real property investments are subject to varying degrees of risk. The Company's success will be affected by, among other factors, the trends of the national and local economies, the financial condition and operating results of current and prospective tenants, the availability and cost of capital, interest rate levels, construction and renovation costs, income tax laws, governmental regulations and legislation, population trends, the market for real estate properties in the New York Area, competition from other available space, zoning laws, potential liability under environmental and other laws and the ability of the Company to lease or sublease its properties at profitable levels.


     Dependence on Rental Income and Concentration of Rental Income with Certain Lessees; Bankruptcy of a Major Tenant


     As substantially all of the Company's income is derived from rentals of real property, the Company's results of operations will depend on its ability to lease space in its real estate properties on economically favorable terms.

     Although none of the Company's leases are cancelable by the lessee in the event of default by such lessee, the Company may experience delays in enforcing its rights as lessor or sublessor and may incur substantial costs in protecting its investment if the lessee defaults under its lease. In addition, certain significant expenditures associated with real estate investments (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances (such as vacancies or the inability of tenants to meet their obligations) cause a reduction in income from the investment. Should such events occur, the Company's income and cash flows would be adversely affected. The Company's properties are mortgaged to secure payment of indebtedness, and if the Company were unable to meet its mortgage payments, a loss could be sustained as a result of a foreclosure on its property by the mortgagee.


     The Company's income and cash flows would be adversely affected if a significant number of the Company's lessees (or a lessee accounting for a significant portion of the Company's rental income) were unable to meet their obligations to the Company. Property rentals from leases with Caldor and the Conway affiliate represented approximately 63% and 13%, respectively, of the Company's consolidated revenues for the year ended December 31, 1994 and approximately 54% and 11%, respectively, of the Company's consolidated revenues for the nine months ended September 30, 1995. The Company believes that the loss of either of these tenants would have a material adverse effect on the Company. Caldor's filing of petitions for relief under Chapter 11 of the United States Bankruptcy Code on September 18, 1995 may lead to the termination of, or default under, such leases with Caldor.


     Limited Number of Properties; Geographic Concentration


     The Company concentrates on the redevelopment and leasing of its nine real estate properties, which are located in the New York Area and are subject to fluctuations in the real estate market of, and economic conditions particular to, the New York Area. As a result, the Company's results of operations are dependent upon the success of a limited number of properties and upon the demand for retail space in its market area. There can be no assurance that local economic conditions will be favorable to the Company's operations. An adverse development affecting any one of the Company's properties could have a material adverse effect on the Company's financial condition or results of operations.


     Condemnation


     The State of New Jersey has notified the Company of its intention to condemn approximately ten acres or 25% of the Paramus Property in connection with the redesign of a highway intersection. The New Jersey Department of Transportation ("DOT") has recently made an offer to the Company to purchase the land which is the subject of the condemnation proceeding for $15,400,000 based on an appraisal performed on the DOT's behalf. The Company expects to negotiate with the DOT to attempt to reach agreement on the value. In the event that the Company and the DOT do not reach agreement on the value, a formal process will be initiated by the DOT, pursuant to which, among other things, a group of independent commissioners will be appointed by a court to determine fair market value. If the condemnation occurs, the Company would be required to change its redevelopment plans, and the time and cost to redevelop the Paramus Property may materially increase.

     In addition, the Company believes that, along with a number of other locations, a portion of the Lexington Avenue Property is being considered by the Port Authority of New York and New Jersey (the "Port Authority") for the site of the terminus for a rail link from midtown Manhattan to LaGuardia and Kennedy Airports. Approvals of numerous Federal, New York State and New York City agencies are required before construction could begin. If the project proceeds and the Port Authority selects a portion of the Lexington Avenue Property for such use and can establish that it is needed to serve a public use, benefit or purpose, the Port Authority, after conducting the requisite public hearings, may acquire such portion of the Lexington Avenue Property pursuant to its powers of eminent domain. Since the nature and scope of any plans being considered by the Port Authority, and whether any such plans would ultimately affect the Lexington Avenue Property, cannot be fully assessed by the Company at this time, it is impossible to determine the ultimate effect that a taking, or any uncertainty with respect thereto, would have on the Company's use or redevelopment of the Lexington Avenue Property.


     Environmental Matters

     Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may be liable for the costs of removal or remediation of hazardous substances located on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances and the liability may continue after the sale or other disposition of the contaminated property. Other federal and state laws require the removal or encapsulation of asbestos-containing material in the event of remodeling, renovation or demolition. Other statutes may require the removal of underground storage tanks that are out of service or out of compliance. Although compliance with applicable provisions of federal, state and local laws regulating the discharge of materials into the environment or otherwise relating to the protection of the environment has not had a material effect on the Company's financial condition or results of operations, there can be no assurance that such compliance will not have such an effect in the future.

     In September 1993, the Company had Phase I environmental assessments (which generally involve site and records inspection without soil or groundwater sampling) performed by an environmental engineering firm on each of its properties. The results of the assessments at the Kings Plaza Shopping Center's ("Center") property show that certain adjacent properties owned by third parties have experienced petroleum hydrocarbon contamination. Based on this assessment and preliminary investigation of the Center's property and its history there is a potential for contamination on the property. If contamination is found on the property, the Center may be required to engage in remediation activities; management is unable to estimate the financial impact of potential contamination if any is discovered in the future.


     In addition, there can be no assurance that the identification of new areas of contamination, changes in the known scope of contamination, the discovery of additional sites, or changes in cleanup requirements would not result in material costs to the Company. The process of investigating and remediating environmental contamination is lengthy and subject to the uncertainties of changing legal requirements, developing technology and the allocation of liability among potentially liable parties. The presence of contamination, or the failure to properly remediate contamination, may also adversely affect the Company's ability to borrow money using such real property as collateral or to sell such property.

     Uninsured Loss


     The Company carries commercial liability, fire, flood, extended coverage and rental loss insurance with respect to its properties and with policy specifications and insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses that are generally not insured either because they are uninsurable or not economically insurable. Should an uninsured loss occur, the Company could lose both its invested capital in and anticipated profits from the property and would continue to be obligated to repay any mortgage indebtedness on the property. Any such loss could adversely affect the profitability and cash flow of the Company.



Reliance on Key Personnel and Agreements with Vornado

     The Company believes that the continued services of Steven Roth, the Company's Chief Executive Officer, are important to the Company's future success. Although Mr. Roth has a significant ownership interest in the Company, there is no assurance that he will remain with the Company. In addition, the Company has retained Vornado pursuant to the Management and Development Agreement, to manage all of the Company's business affairs and to manage and develop the Company's properties, and pursuant to the Retention Agreement, to act as the Company's exclusive leasing agent with respect to all of the Company's properties. If, for any reason, Mr. Roth and Vornado do not continue to be active in the Company's management, the Company's operations could be adversely affected.

Changes in Operating or Investment Strategy

     The Company's operating and investment strategy and its policies with respect to certain other activities, including growth, capitalization, distributions and REIT status, will be determined by the Board of Directors of the Company. The Board of Directors may amend or revise these policies from time to time at their discretion without a vote of the stockholders of the Company.

Adverse Consequences of the Failure to Qualify or Remain Qualified as a REIT


     The Board of Directors of the Company has determined that the Company should take the necessary actions to qualify as a REIT for federal income tax purposes under the Code. Although management believes that the Company will be organized and will operate in such a manner as to so qualify, no assurance can be given that it will qualify or remain so qualified. Future economic, market, legal, tax or other considerations may cause management to determine that it is in the best interest of the Company and its stockholders to revoke the REIT election. Qualification as a REIT for federal income tax purposes involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the control of the Company may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the requirements for qualification as a REIT or the federal income tax consequences of such qualification.


     In order to qualify and maintain its qualification as a REIT for federal income tax purposes, the Company is required, among other distribution requirements, to distribute as dividends on shares of Common Stock and/or Preferred Stock at least 95% of its "real estate investment trust taxable income." As of December 31, 1994, the Company had reported net operating loss ("NOL") carryovers of approximately $110 million, which generally would be available to offset the amount of real estate investment trust taxable income that the Company otherwise would be required to distribute. However, the NOLs reported on the Company's tax returns are not binding on the Internal Revenue Service (the "IRS") and are subject to adjustment as a result of future IRS audits. In addition, under Section 382 of the Code, the Company's ability to use its NOL carryovers could be limited if, generally, there were significant changes in the ownership of its outstanding stock. Since its reorganization as a REIT, the Company has not paid regular dividends and, unless otherwise provided in an applicable Prospectus Supplement, does not believe that it will be required to and may not pay regular dividends, until its NOL carryovers have been fully utilized, on any Common Stock or Preferred Stock issued pursuant to this Prospectus except for dividends on Preferred Stock as described in any applicable Prospectus Supplement.


Anti-Takeover Effects of Provisions of the Certificate of Incorporation and By-laws

     Certain provisions of the Certificate of Incorporation and the By-laws of the Company may be deemed to have anti-takeover effects and may discourage or make more difficult a takeover attempt that a stockholder might consider in its best interest. The Certificate of Incorporation provides that the Board of Directors of the Company be divided into three classes serving staggered three-year terms and that the number of directors will be no greater than seventeen or less than three. The classes of directors are as nearly equal in number as possible. Accordingly, approximately one-third of the Company's Board of Directors will be elected each year. The By-laws provide that any vacancies on the Board of Directors may only be filled by the remaining directors and not by the stockholders. This precludes stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees. These provisions, among other things, limit the ability of the stockholders to amend or repeal the By-laws or certain provisions of the Certificate of Incorporation.

     Additionally, for the Company to qualify as a REIT under the Code, not more than 50% of the value of the outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Accordingly, the Certificate of Incorporation contains provisions that restrict the ownership and transfer of shares of capital stock. The Certificate of Incorporation also contains provisions that restrict the ownership and transfer of shares of capital stock to reduce the risk that the Company's ability to use its NOLs would be limited.

                                 USE OF PROCEEDS

     Except as otherwise provided in the applicable Prospectus Supplement, the Company anticipates that the net proceeds of the sales of the Securities will be used for general corporate purposes which may include, without limitation, redevelopment of the Company's Redevelopment Properties and repayment of outstanding indebtedness.

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     For purposes of calculating the following ratios, (i) earnings represent income from continuing operations before income taxes, plus fixed charges, and
(ii) fixed charges represent interest expense on all indebtedness from continuing operations (including the Company's 50% share of interest expense in the Kings Plaza Mall and amortization of deferred debt issuance costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). There were no shares of Preferred Stock outstanding during any of the periods below indicated and therefore the ratio of earnings to combined fixed charges and preferred share dividend requirements would have been the same as the ratio of earnings to fixed charges for each period indicated.


                          Nine Months                              Five Months
                             Ended            Year Ended            Ended(1)                         Fiscal Year Ended
                             -----            ----------            --------                         -----------------
                           Sept. 30,    Dec. 31,    Dec. 31,        Dec. 31,      July 31,       July 25,     July 27,     July 28,
                             1995         1994       1993(1)          1993         1993(2)         1992         1991         1990
                             ----         ----       -------          ----         -------         ----         ----         ----
Ratio of earnings to
fixed charges:                --           1.39        4.68           2.49        21.89(3)         --              --        2.35

Deficiency in earnings
available to cover
fixed charges:            $12,605,000       --          --            --             --          $14,630,000     $300,000     --

----------
(1)  In November 1993, the Company changed to a calendar year from a fiscal year ending on the last Saturday in July.  The ratio for the year ended December
     31, 1993 is included for comparative purposes only.

(2)  Includes 53 weeks.

(3) This amount includes a gain on the sale of leases of $28,779,000, without which the Company would have had a deficiency in earnings to cover fixed charges of $1,628,000.

             CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION


     The unaudited pro forma information set forth below presents the condensed consolidated statements of operations for the Company for the nine months ended September 30, 1995 and the year ended December 31, 1994, as if on January 1, 1994, the Company executed the Management Agreement with Vornado Realty Trust, issued $75,000,000 of new debt ($45,000,000 at a rate of 16.43% and $30,000,000 at a rate of 9.86%) and repaid $39,552,000 of other debt outstanding.


                                  Nine Months Ended September 30, 1995        Year Ended December 31, 1994
                                  ------------------------------------        ----------------------------
                               Historical      Adjustments    Pro Forma   Historical  Adjustments   Pro Forma
                               ----------      -----------    ---------   ----------  -----------   ---------
                                                         (in thousands except per share amounts)
Real estate operating
     revenue                    $  7,985                      $  7,985    $ 10,853(1)                $ 10,853
Equity in income of
     unconsolidated joint
     venture                       2,131                         2,131       1,821                      1,821
                                --------                      --------    --------                   --------
Total revenue                     10,116                        10,116      12,674                     12,674
                                --------                      --------    --------                   --------

Expenses:
     Operating, general and
         administrative            5,683       $    500(2)       6,183       4,697(1) $  3,000(2)       7,697
     Depreciation and
         amortization              1,393                         1,393       1,821                      1,821
     Reorganization costs          1,938                         1,938       3,721                      3,721
                                --------       --------       --------    --------    --------       --------
Total expenses                     9,014            500          9,514      10,239       3,000         13,239
                                --------       --------       --------    --------    --------       --------
Operating income (loss)            1,102           (500)           602       2,435      (3,000)          (565)
Interest and debt expense        (10,208)        (1,149)(3)    (11,487)     (3,331)     (5,431)(3)     (9,762)
                                                   (130)(4)                             (1,000)(4)
Interest and other income,
     net                           1,070                         1,070       4,768                      4,768
Gain on sale of real estate                                                    161                        161
                                --------       --------       --------    --------    --------       --------
(Loss) income before reversal
     of deferred taxes            (8,036)        (1,779)        (9,815)      4,033      (9,431)        (5,398)
Reversal of deferred taxes         1,406                         1,406
                                --------       --------       --------    --------    --------       --------

Net (Loss) Income               $ (6,630)      $ (1,779)      $ (8,409)   $  4,033    $ (9,431)      $ (5,398)
                                ========       ========       ========    ========    ========       ========

Net (Loss) Income Per
     Share                      $  (1.33)                     $   (1.68)  $    .81                   $  (1.08)
                                ========                      =========   ========                   ========

----------

(1) Tenant reimbursement of expenses previously offset against operating expenses, is included in real estate operating revenue to conform to the current year's presentation.

(2)  Reflects  management  fees  payable to Vornado  pursuant to the  Management
     Agreement.

                                      -13-



(3)  The adjustments to interest and debt expense reflect the following:
                                         Nine Months
                                            Ended              Year Ended
                                      September 30, 1995    December 31, 1994
                                                    (in thousands)

Issuance of $75,000,000 of new debt on
   March 15, 1995 ($45,000,000 at a rate
   of 16.43% and $30,000,000 at a
   rate of 9.86%)                             $  (2,156)           $(10,350)

Repayment of outstanding funded debt of
   $39,552,000 with proceeds from the
   new debt                                        726               2,895

Elimination of interest on unpaid real
   estate taxes and other liabilities and
   additional capitalized interest                  281               2,024
                                                    ---               -----

                                               $ (1,149)           $ (5,431)
                                               ========            ========

     In addition to the $75,000,000 of new debt reflected above, in the first quarter of 1995 the Company borrowed $21,631,000 for new construction financing and $25,000,000 for other working capital purposes.



(4)  Reflects the amortization of $1,875,000 of debt issuance costs.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described therein. The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture") between the Company and State Street Bank & Trust Company, N.A., as trustee (the "Senior Trustee"). The Subordinated Debt Securities are to be issued under a separate Indenture (the "Subordinated Indenture") between the Company and State Street Bank & Trust Company, N.A, as trustee (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures" and the Senior Trustee and Subordinated Trustee are sometimes referred to collectively as the "Trustees."

     The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities, the Senior Indenture and the Subordinated Indenture, as modified or superseded by any applicable Prospectus Supplement, are brief summaries of certain provisions thereof, do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the Indenture applicable to a particular series of Debt Securities. Wherever particular Sections, Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections, Articles or defined terms are incorporated herein or therein by reference.

General

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be general unsecured obligations of the Company. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsubordinated obligations of the Company and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Debt (as defined in the Subordinated Indenture) of the Company as described below under "-- Subordination of Subordinated Debt Securities" and in the Prospectus Supplement applicable to an offering of Subordinated Debt Securities.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities;
(2) any limit on the aggregate principal amount of such Debt Securities; (3) the person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the regular record date; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on such Debt Securities will be payable and the regular record date for any interest payable on any interest payment date; (6) the place or places where the principal of, premium, if any, and interest on such Debt Securities will be payable; (7) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto; (8) the obligations of the Company, if any, to redeem or repurchase such Debt Securities pursuant to any sinking fund provision or analogous provision or at the option of the Holders and the period or periods within which, and the other terms and conditions upon which, such Debt Securities shall be redeemed, repaid or repurchased, in whole or in part, pursuant to such obligations; (9) the denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (10) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities; (11) the currency, currencies or currency unit or units of payment of principal of and any premium and interest on such Debt Securities if other than U.S. dollars; (12) if the principal of, or premium, if any, or interest on such Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series which will be payable upon acceleration of the maturity thereof; (14) if the principal amount of any Debt Securities which will be payable at the maturity thereof will not be determinable as of any date prior to such maturity, the amount which will be deemed to be the outstanding principal amount of such Debt Securities; (15) the applicability of any provisions described below under "Defeasance"; (16) whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and, if so, the terms and conditions, if any, upon which interests in such Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (17) the applicability of any covenant with respect to such Debt Securities and the applicability of any provisions described below under "Events of Default" and any additional Events of Default applicable thereto; (18) any covenants applicable to such Debt Securities; (19) the terms and conditions, if any, pursuant to which the Debt Securities are convertible or exchangeable into shares of Common Stock or other securities; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indentures. (Section
301) Debt Securities may also be issued under the Indentures upon the exercise of Debt Warrants. See "Description of Debt Warrants."

     Debt Securities may be issued at a discount from their principal amount. United States federal income tax considerations and other special considerations applicable to any such original issue discount Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities will be set forth in the applicable Prospectus Supplement.

     Since the Company is a holding company, the rights of the Company, and hence the right of creditors of the Company (including the Holders of Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of any such subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.


     The Indentures do not contain any provisions that limit the Company's ability to incur indebtedness. Except as may be indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, Holders of Debt Securities will not have the benefit of any specific covenants or provisions in the applicable Indenture or Debt Securities that would protect them in the event the Company engages in or becomes the subject of a highly leveraged transaction, and the limitations on mergers, consolidations and transfers of substantially all of the Company's properties and assets as an entirety to any person as described below under "-- Consolidation, Merger and Sale of Assets." Such covenants may not be waived or modified by the Company or its Board of Directors, although Holders of Debt Securities could waive or modify such covenants as more fully described below under "-- Modification and Waiver."

     The applicable Prospectus Supplement with respect to any particular series of Debt Securities that provide for the optional redemption, prepayment or conversion of such Debt Securities upon the occurrence of certain events (i.e., a change of control), will describe the following: (1) the effects that such provisions may have in deterring certain mergers, tender offers or other takeover attempts, as well as that there may be possible adverse effects on the market price of the Company's securities or ability to obtain financing; (2) that the Company will comply with the requirements of applicable securities laws, including Rules 14e-1 and 13e-4 under the Exchange Act, in connection with such provisions and any related offers by the Company; (3) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on the offered Debt Securities may be effectively subordinated; (4) limitations on the Company's financial or legal ability to repurchase the offered Debt Securities upon the triggering of an event risk provision requiring such a repurchase or offer to repurchase; (5) the impact, if any, under the governing instrument of failure to repurchase, including whether such failure to make any required repurchases in the event of a change of control will create an event of default with respect to the offered Debt Securities or will become an event of default only after the continuation of such failure for a specified period of time after written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of a specified percentage in aggregate principal amount of the debt outstanding; (6) that there can be no assurance that sufficient funds will be available at the time of the triggering of an event risk provision to make any required repurchases; (7) if such offered Debt Securities are to be subordinated to other obligations of the Company or its subsidiaries that would be accelerated upon the triggering of a change in control or similar event, the material effect thereof on such acceleration provision and such offered Debt Securities; and (8) to the extent that there is a definition of "change of control" in a supplemental indenture relating to such offered Debt Securities that includes the concept of "all or substantially all," the established meaning of such phrase under New York law, including whether such a Change of Control will be triggered if there is a change of control of the Board of Directors as a result of a proxy contest involving the solicitation of revocable proxies.


Conversion or Exchange of Debt Securities

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, such series will be convertible or exchangeable into shares of Common Stock or other securities on the terms and conditions set forth therein. Such terms shall include provisions as to whether conversion is mandatory, at the option of the Holder or at the option of the Company, and may include provisions pursuant to which the number of shares of Common Stock or other securities of the Company to be received by the Holders of Debt Securities would be calculated according to the market price of the Common Stock or other securities of the Company as of a time stated in the Prospectus Supplement. The applicable Prospectus Supplement will indicate certain restrictions on ownership which may apply in the event of a conversion or exchange. See "Description of Preferred Stock -- Restrictions on Ownership" and "Description of Common Stock -- Restrictions on Ownership."

Form, Exchange, Registration, Conversion, Transfer and Payment

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof. (Section 302) Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Debt Securities will be payable, and the exchange, conversion and transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. (Sections 301, 305 and 1002) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

     All monies paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the Holder of such Debt Security may look only to the Company for payment thereof. (Section 1003)

Book-Entry Debt Securities

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Global Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Global Depositary for such Global Security to a nominee of such Global Depositary or by a nominee of such Global Depositary to such Global Depositary or another nominee of such Global Depositary or by such Global Depositary or any nominee to a successor Global Depositary or a nominee of such successor Global Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Sections 204 and 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements, although no assurance can be given that such will be the case.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Global Depositary will be represented by a Global Security registered in the name of such Global Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Global Depositary for such Global Security, the Global Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Global Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents for the sale of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interest in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Global Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of such ownership interests within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Global Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Global Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Except as set forth below, unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the applicable Indenture. (Sections 204 and 305) Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Global Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the applicable Indenture, the Global Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     If the Global Depositary for Debt Securities of a series is at any time unwilling, unable or ineligible to continue as Global Depositary and a successor Global Depositary is not appointed by the Company within 90 days or an Event of Default under the applicable Indenture has occurred and is continuing, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Global Depositary for such Global Security, receive Debt Securities of such series in definitive form in exchange for such beneficial interests, subject to any limitations described in the applicable Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as registered securities).

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

Certain Covenants of the Company

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, the Company will be subject to the covenants described therein.

Events of Default

     The following are Events of Default under the Indentures with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(c) failure in the deposit of any sinking fund payment in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indentures (other than a covenant included in the applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice to the Company as provided in the applicable Indenture; (e) the acceleration of, or failure to pay at maturity (including any applicable grace period), any indebtedness for money borrowed by the Company with at least $50,000,000 in principal amount outstanding, which acceleration or failure to pay is not rescinded or annulled or such indebtedness paid, in each case within 10 days after the date on which written notice thereof shall have first been given to the Company as provided in the applicable Indenture; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indentures may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502) For information as to waiver or defaults, see "-- Modification and Waiver" below.

     The Indentures provide that, subject to the duty of the applicable Trustee thereunder during an Event of Default to act with the required standard of care, such Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable security or indemnity. (Sections 601 and 603) Subject to certain provisions, including those requiring security or indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustees, or exercising any trust or power conferred on such Trustees, with respect to the Debt Securities of that series. (Section 512)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indentures or for any remedy thereunder, unless (i) such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default (as defined) with respect to Debt Securities of that series; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of the same series shall have made written request, and offered reasonable indemnity, to the applicable Trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the applicable Indenture; (iii) the Trustee shall have failed to institute such proceedings within 60 days; and (iv) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request (Section 507); provided, however, that such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and any premium and interest on such Debt Security on or after the respective due dates expressed in such Debt Security, or in the case of convertible Debt Securities, for enforcement of a right of conversion. (Section
508)

     The Company will be required to furnish to the Trustees annually a statement as to the performance by the Company of its obligations under the Indentures and as to any default in such performance. (Section 1004)

Modification and Waiver

     Without the consent of any Holder of Outstanding Debt Securities, the Company and the applicable Trustee may amend or supplement the applicable Indenture or Debt Securities to cure any ambiguity, defect or inconsistency, or to make any change that does not materially adversely affect the rights of any Holder of Debt Securities. (Section 901) Other modifications and amendments of the Indentures may be made by the Company and the applicable Trustee only with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption or repurchase of, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof; (f) modify the conversion provisions applicable to convertible Debt Securities in a manner adverse to the Holders thereof; (g) modify the subordination provisions applicable to any series of Debt Securities in a manner adverse to the Holders thereof; or (h) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults. (Section 902)

     The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the Indentures. (Section
1008) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under such applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

Consolidation, Merger and Sale of Assets

     The Company, without the consent of any Holders of outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided that (a) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety assumes the Company's obligations on the Debt Securities and under the Indenture relating thereto and (b) after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. (Article Eight) A Prospectus Supplement may set forth any additional provisions regarding a consolidation with, merger into, or transfer or lease of its assets substantially as an entirety to, any Person (or of such Person with, into or to the Company).

Defeasance

     If so indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Company, at its option (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with any covenants that may be specified in the applicable Prospectus Supplement with respect to the Debt Securities of such series, and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any defeased covenants shall no longer be an Event of Default, if in either case the Company irrevocably deposits with the applicable Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all of the principal of and premium, if any, and any interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the applicable Indenture shall have occurred and be continuing on the date of such deposit, (b) no Event of Default described under clause (e) under "Events of Default" above or event which with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (e) shall have occurred and be continuing at any time during the period ending on the 91st day following such date of deposit, and (c) the Company shall have delivered an Opinion of Counsel to the effect that the Holders of the Debt Securities will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such deposit and defeasance had not occurred, which Opinion of Counsel, in the case of a deposit and defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (i) above, shall be based on either (A) a ruling to such effect that the Company has received from, or that has been published by, the Internal Revenue Service or (B) a change in the applicable federal income tax law, occurring after the date of the applicable Indenture, to such effect. In the event the Company omits to comply with its remaining obligations under such Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments. (Article Thirteen)

Subordination of Subordinated Debt Securities

     Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

     The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt, including the Senior Debt Securities. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities. (Article Fifteen of the Subordinated Indenture)

     By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are not holders of Senior Debt or Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Subordinated Debt Securities.

     In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities.

     No payments on account of principal (or premium, if any) or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than stock and certain subordinated securities of the Company) upon conversion of a Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Subordinated Debt Security.

     "Senior Debt" is defined to mean the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent such claim for post-petition interest is allowed in such proceeding) on all indebtedness of the Company (including indebtedness of others guaranteed by the Company), other than the Subordinated Debt Securities whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which is: (i) for money borrowed, (ii) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind or (iii) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or leases of property or assets made as part of any sale and lease-back transaction to which the Company is a party, including amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, unless in any case in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the Subordinated Debt Securities.

     The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Company. The Senior Debt Securities, when issued, will constitute Senior Debt.


     The Prospectus Supplement will set forth the aggregate amount of outstanding indebtedness as of the most recent practicable date that by the terms of such indebtedness and the terms of the offered Subordinated Debt
Securities would rank senior to or pari passu with such Subordinated Debt Securities and any limitation on the issuance of additional senior or pari passu indebtedness. The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.


Governing Law

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

Regarding the Trustees

     The Company and certain of its subsidiaries in the ordinary course of business maintain general banking relations with State Street Bank & Trust Company, N.A. Pursuant to the provisions of the Trust Indenture Act of 1939, upon a default under either the Senior Indenture or the Subordinated Indenture, State Street Bank & Trust Company, N.A.

may be deemed to have a conflicting interest by virtue of its acting as both the Senior Trustee and the Subordinated Trustee requiring it to resign and be replaced by a successor trustee in one of such positions.


                          DESCRIPTION OF CAPITAL STOCK

     The following descriptions and the descriptions contained in "-- Description of Preferred Stock" and "-- Description of Common Stock" do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), which is filed as an exhibit to the Registration Statement of which this Prospectus is a part and (ii) its By-laws, which is incorporated by reference to the Registration Statement of which this Prospectus is a part.

     For the Company to qualify as a REIT under the Code, not more than 50% of the value of the outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Accordingly, the Certificate of Incorporation contains provisions that restrict the ownership and transfer of shares of capital stock. The Certificate of Incorporation also contains provisions that restrict the ownership and transfer of shares of capital stock to reduce the risk that the Company's ability to use its NOLs would be limited.


     The Certificate of Incorporation authorizes the issuance of up to 26,000,000 shares of capital stock, consisting of 10,000,000 shares of Common Stock, $1.00 par value per share (the "Common Stock"), 3,000,000 shares of preferred stock, $1.00 par value per share (the "Preferred Stock"), and 13,000,000 shares of excess stock, $1.00 par value per share (the "Excess Stock"). As of November 2, 1995, 5,000,850 shares of Common Stock were issued and outstanding. No shares of Preferred Stock or shares of Excess Stock are issued and outstanding.


Description of Preferred Stock

     The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

     The summary of terms of the Company's Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Certificate of Incorporation and the certificate of designations relating to each series of the Preferred Stock (the "Certificate of Designation"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

     The Certificate of Incorporation authorizes the issuance of 3,000,000 shares of Preferred Stock. No shares of Preferred Stock are outstanding as of the date of this Prospectus. The Preferred Stock authorized by the Certificate of Incorporation may be issued from time to time in one or more series in such amounts and with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as may be fixed by the Board of Directors. Under certain circumstances, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change of control of the Company and may adversely affect the voting and other rights of the Holders of Common Stock. See "Risk Factors--Anti-takeover Effects of Provisions of the Certificate of Incorporation and By-laws." The Certificate of Incorporation authorizes the Board of Directors to classify or reclassify any unissued shares of Preferred Stock by setting or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Preferred Stock.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise described in a Prospectus Supplement relating to a particular series of the Preferred Stock. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Stock in respect of which this Prospectus is being delivered: (1) the title of such Preferred Stock and the number of shares offered; (2) the amount of liquidation preference per share; (3) the initial public offering price at which shares of such Preferred Stock will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (5) any redemption or sinking fund provisions; (6) any conversion or exchange rights;
(7) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions; (8) any listing of such Preferred Stock on any securities exchange; (9) a discussion of federal income tax considerations applicable to such Preferred Stock; (10) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (11) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (12) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT; and (13) any other specific terms, preferences or rights of, or limitations or restrictions on, such Preferred Stock.

     General

     The shares of Preferred Stock offered hereby will be issued in one or more series. Shares of Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The liquidation preference is not indicative of the price at which the shares of Preferred Stock will actually trade on or after the date of issuance.

     Rank

     The Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Company, rank prior to the Common Stock and Excess Stock (other than certain Excess Stock resulting from the conversion of Preferred Stock) and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of the Company which by their terms specifically provide for a ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company. The Preferred Stock shall be junior to all outstanding debt of the Company. The Preferred Stock shall be subject to creation of Senior Stock, Parity Stock and Junior
Stock  to  the  extent  not   expressly   prohibited  by  the   Certificate   of
Incorporation.

     Dividends

     Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets of the Company legally available for payment, dividends, or distributions in cash, property or other assets of the Company or in Securities of the Company or from any other source as the Board of Directors in their discretion shall determine and at such dates and at such rates per share per annum as described in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each declared dividend shall be payable to Holders of record as they appear at the close of business on the books of the Company on such record dates, not more than 90 calendar days preceding the payment dates therefor, as are determined by the Board of Directors (each of such dates, a "Record Date").

     Such dividends may be cumulative or noncumulative, as described in the applicable Prospectus Supplement. If dividends on a series of Preferred Stock are noncumulative and if the Board of Directors fails to declare a dividend in respect of a dividend period with respect to such series, then Holders of shares of such Preferred Stock will have no right to receive a dividend in respect of such dividend period, and the Company will have no obligation to pay the dividend for such period, whether or not dividends are declared payable on any future dividend payment dates. If dividends of a series of Preferred Stock are cumulative, the dividends on such shares will accrue from and after the date set forth in the applicable Prospectus Supplement.

     No full dividends shall be declared or paid or set apart for payment on Preferred Stock of any series ranking, as to dividends, on a parity with or junior to the series of Preferred Stock offered by the applicable Prospectus Supplement for any period unless full dividends for the immediately preceding dividend period on such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such shares of Preferred Stock and any other Preferred Stock of the Company ranking on a parity as to dividends with the Preferred Stock, dividends upon such Preferred Stock and dividends on such other Preferred Stock ranking on a parity with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on such Preferred Stock and such other Preferred Stock ranking on a parity with the Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such other Preferred Stock, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment(s) on Preferred Stock which may be in arrears. Unless full dividends on the series of Preferred Stock offered by the applicable Prospectus Supplement have been declared and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative), (a) no cash dividend or distribution (other than in shares of Junior Stock) may be declared, set aside or paid on the Junior Stock, (b) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of its Junior Stock (or pay any monies into a sinking fund for the redemption of any shares) except by conversion into or exchange for Junior Stock, and (c) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any Preferred Stock or Parity Stock (or pay any monies into a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the shares of outstanding Preferred Stock and shares of Parity Stock (except by conversion into or exchange for Junior Stock).

     Any dividend payment made on a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series.

     Redemption

     The terms, if any, on which shares of Preferred Stock of any series may be redeemed will be set forth in the applicable Prospectus Supplement.

     Liquidation

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders of a series of Preferred Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the Holders of Common Stock, Excess Stock (other than certain Excess Stock resulting from the conversion of Preferred Stock) or any Junior Stock on liquidation, dissolution or winding up of the Company, to receive a liquidating distribution in the amount of the liquidation preference per share as set forth in the applicable Prospectus Supplement plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Stock are cumulative). If the amounts available for distribution with respect to the Preferred Stock and all other outstanding Parity Stock are not sufficient to satisfy the full liquidation rights of all the outstanding shares of Preferred Stock and Parity Stock, then the Holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of Preferred Stock may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidation distribution, the Holders of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

     Voting

     Except as set forth in the Prospectus Supplement relating to a particular series of Preferred Stock or except as expressly required by applicable law, Holders of shares of Preferred Stock will have no voting rights.

     No Other Rights

     The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement, the Certificate of Incorporation and in the applicable Certificate of Designation or as otherwise required by law.

     Transfer Agent and Registrar

     The transfer agent for each series of Preferred Stock will be described in the related Prospectus Supplement.

     Restrictions on Ownership

     As discussed below, for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Therefore, the Certificate of Incorporation contains, and the Certificate of Designation for each series of Preferred Stock may contain, provisions restricting the ownership and transfer of the Preferred Stock.


     In order to prevent any Company stockholder from owning shares in an amount which would cause more than 50% of the value of the outstanding shares of the Company to be held by five or fewer individuals, the Certificate of Incorporation contains a limitation that restricts stockholders from owning, under the applicable attribution rules of the Code, more than that percentage (which generally should not exceed 9.9%) of the outstanding shares of Preferred Stock of any series as is established by the Board of Directors at the time it authorizes the issuance of such series (the "Preferred Stock Beneficial Ownership Limit"). The attribution rules which apply for purposes of the Common Stock Beneficial Ownership Limit (as defined below) also apply for purposes of the Preferred Stock Beneficial Ownership Limit. See "Description of Common Stock -- Restrictions on Ownership." Stockholders should be aware that events other than a purchase or other transfer of Preferred Stock may result in ownership, under the applicable attribution rules of the Code, of Preferred Stock in excess of the Preferred Stock Beneficial Ownership Limit. Stockholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     Holders of Preferred Stock are also subject to the Constructive Ownership Limit (as defined below in "Description of Common Stock -- Restrictions on Ownership"), which restricts them from owning, under the applicable attribution rules of the Code, more than 9.9% of the outstanding shares of Preferred Stock of any series. The attribution rules which apply for purposes of the Constructive Ownership Limit differ from those that apply for purposes of the Preferred Stock Beneficial Ownership Limit. See "Description of Common Stock -- Restrictions on Ownership." Stockholders should be aware that events other than a purchase or other transfer of Preferred Stock may result in ownership, under the applicable attribution rules of the Code, of Preferred Stock in excess of the Constructive Ownership Limit. Stockholders are urged to consult their own tax advisors concerning the application of the attribution rules of the Code in their particular circumstances.

     The Certificate of Incorporation provides that a transfer of shares of Preferred Stock that would otherwise result in ownership, under the applicable attribution rules of the Code, of Preferred Stock in excess of the Preferred Stock Beneficial Ownership Limit or the Constructive Ownership Limit, or which would cause the shares of capital stock of the Company to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such Preferred Stock. In addition, Preferred Stock that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the Preferred Stock Beneficial Ownership Limit or the Constructive Ownership Limit will be automatically exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported Holder. While so held in trust, the trustee shall vote the shares of Excess Stock in the same proportion as the Holders of the Common Stock and Preferred Stock, respectively, shall vote and such shares of Excess Stock are not entitled to participate in any dividends or distributions made by the Company. Any dividends or distributions received by the purported transferee or other purported Holder of such Excess Stock prior to the discovery by the Company of the automatic exchange for shares of Excess Stock shall be repaid to the Company upon demand.

     If the purported transferee or purported Holder elects to designate a beneficiary of an interest in the trust with respect to such Excess Stock, only a person whose ownership of the shares will not violate the Preferred Stock Beneficial Ownership Limit or the Constructive Ownership Limit may be designated, at which time the shares of Excess Stock will be automatically exchanged for shares of Preferred Stock of the same class as the Preferred Stock which were originally exchanged for such Excess Stock. The Certificate of
Incorporation contains provisions designed to ensure that the purported transferee or other purported Holder of the Excess Stock may not receive in return for such a transfer an amount that reflects any appreciation in the shares of Preferred Stock for which such shares of Excess Stock were exchanged during the period that such shares of Excess Stock were outstanding but will bear the burden of any decline in value during such period. Any amount received by a purported transferee or other purported Holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to the Company. The Certificate of Incorporation provides that the Company may purchase any shares of Excess Stock that have been automatically exchanged for shares of Preferred Stock as a result of a purported transfer or other event. The price at which the Company may purchase such Excess Stock shall be equal to the lesser of (i) in the case of shares of Excess Stock resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for shares of Excess Stock or, in the case of Excess Stock resulting from some other event, the market price of the shares of Preferred Stock exchanged on the date of the automatic exchange for shares of Excess Stock and (ii) the market price of the shares of Preferred Stock exchanged for such shares of Excess Stock on the date that the Company accepts the deemed offer to sell such Excess Stock. The Company's purchase right with respect to Excess Stock shall exist for 90 days, beginning on the date that the automatic exchange for shares of Excess Stock occurred or, if the Company did not receive a notice concerning the purported transfer that resulted in the automatic exchange for shares of Excess Stocks, the date that the Board of Directors determines in good faith that an exchange for Excess Stock has occurred.

     The Board of Directors may in its discretion exempt certain persons from the Preferred Stock Beneficial Ownership Limit or the Constructive Ownership Limit if evidence satisfactory to the Board of Directors is presented showing that such exemption will not jeopardize the Company's status as a REIT under the Code. As a condition of such exemption, the Board of Directors may require a ruling from the Internal Revenue Service and/or an opinion of counsel satisfactory to it and/or representations and undertakings from the applicant with respect to preserving the REIT status of the Company.

     The Board of Directors may, at any time, determine that the foregoing restrictions on ownership and transfer shall no longer apply.

     Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, impose limitations upon the utilization of a corporation's net operating loss and credit carryforwards and certain other tax attributes, following significant changes in the corporation's stock ownership. In order to preserve the Company's ability to use its net operating loss carryforwards to reduce its taxable income, the Certificate of Incorporation also contains, and the Certificate of Designation for each series of Preferred Stock may contain, additional provisions restricting the ownership of Preferred Stock (the "Section 382 Ownership Restrictions"). The Section 382 Ownership Restrictions merely reduce the risk of certain occurrences that could cause such a limitation to arise. It is still possible that, due to transfers (either directly or indirectly) of the Company's outstanding shares, the Company could become subject to a limitation under Sections 382 and 383.

     The Certificate of Incorporation provides, in general, that subject to the exceptions described in the next paragraph, no person may acquire shares of the Company (or options or warrants to acquire such shares) if as a result such person (or another person to which such shares were attributed under certain complex attribution rules, which differ in certain respects from those that apply for purposes of the Preferred Stock Beneficial Ownership Limit or the Constructive Ownership Limit) would own, directly or under such attribution rules, 5% or more of the class of such outstanding shares (hereinafter, such person's "Ownership Interest Percentage"). In addition, subject to the exceptions described in the next paragraph, no person whose Ownership Interest Percentage of a class of shares exceeds 5% can acquire or transfer such shares (or options or warrants to acquire such shares). The foregoing restrictions apply independently to each class of the Company's outstanding stock.

     The foregoing restrictions do not apply to (i) acquisitions and transfers of Common Stock by certain persons (or affiliates of persons), whose Ownership Interest Percentage of Common Stock on September 21, 1993 was 5% or more, (ii) transfers of shares pursuant to an offering by the Company, to the extent determined by the Board of Directors, and (iii) other transfers of shares specifically approved by the Company's Board of Directors.

     Transfers of shares, options or warrants in violation of the Section 382 Ownership Restrictions would be void, and the transferee would acquire no rights in such shares, options or warrants. Thus, a purported acquiror would have no right to vote such shares or to receive dividends. Moreover, upon demand by the Company, a purported acquiror of shares, options or warrants would be required to transfer them to an agent designated by the Company. The agent, generally, would sell such shares, options or warrants, remit the proceeds thereof to the purported acquiror to the extent of such person's purchase price for such shares and, to the extent possible, remit the balance of the proceeds to such person's transferor. A similar procedure would be applied to any dividends paid to, and to the proceeds of any resale of shares, options or warrants by, the purported acquiror.

     The Board of Directors has the authority to designate a date as of which the Section 382 Ownership Restrictions will no longer apply.

     All certificates representing shares of Preferred Stock will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2% of the outstanding Preferred Stock of any series must give a written notice to the Company containing the information specified in the Certificate of Incorporation by January 30 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company such information as the Company may request, in good faith, in order to determine the Company's status as a REIT or to comply with Treasury Regulations promulgated under the REIT provisions of the Code.

Depositary Shares

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement and of the Depositary Shares and Depositary Receipts (each as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which have been or will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Stock. If so indicated in a Prospectus Supplement, the terms of any series of Depositary Shares may differ from the terms set forth herein.

     General

     The Company may, at its option, elect to offer receipts for fractional interests ("Depositary Shares") in shares of Preferred Stock, rather than full shares of Preferred Stock. In such event, receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock, will be issued as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and the depositary (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights).

     Dividends and Other Distributions

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record Holders of Depositary Shares relating to such shares of Preferred Stock in proportion to the numbers of such Depositary Shares owned by such Holders.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record Holders of Depositary Shares in an equitable manner, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may sell such property and distribute the net proceeds from such sale to such Holders.


     Withdrawal of Preferred Stock

     Upon surrender of Depositary Receipts at the corporate trust office of the Depositary (unless the related Depositary Shares have previously been called for redemption or converted into Excess Shares or otherwise), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of the class or series of Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depository Receipts will be entitled to receive whole or fractional shares of the related class or series of Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares thereof. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Shares to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.


     Redemption of Depositary Shares

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the Depositary.

     Voting the Preferred Stock

     Upon receipt of notice of any meeting at which the Holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notices of meeting to the record Holders of the Depositary Shares relating to such Preferred Stock. Each record Holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such Holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific instructions from the Holder of Depositary Shares representing such Preferred Stock.

     Amendment and Termination of the Deposit Agreement

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the Holders of Depositary Shares will not be effective unless such amendment has been approved by the Holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement will only terminate if (i) all outstanding Depositary Shares have been redeemed or
(ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the Holders of the related Depositary Shares.

     Charges of Depositary

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and issuance of Depositary Receipts, all withdrawals of Preferred Stock by owners of Depositary Shares and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

     Resignation and Removal of Depositary

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

     Restrictions on Ownership

     In order to safeguard the Company against an inadvertent loss of REIT status, the Deposit Agreement will contain provisions similar to those in the Certificate of Incorporation restricting the ownership and transfer of Depositary Shares.
Such restrictions will be described in the applicable Prospectus Supplement.

     Miscellaneous

     The Depositary will forward all reports and communications from the Company which are delivered to the Depositary and which the Company is required or otherwise determines to furnish to the Holders of the Preferred Stock.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, Holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

Description of Common Stock


     As of November 2, 1995, 5,000,850 shares of Common Stock were issued and outstanding. The Common Stock of the Company is listed on the NYSE under the symbol "ALX".


     The Holders of Common Stock are entitled to receive dividends when, if and as declared by the Board of Directors of the Company out of assets legally available therefor, provided that if any shares of Preferred Stock are at the time outstanding, the payment of dividends on Common Stock or other distributions (including purchases of Common Stock) may be subject to the declaration and payment of full cumulative dividends, and the absence of arrearages in any mandatory sinking fund, on outstanding Preferred Stock.

     The Holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors. There is no cumulative voting in the election of directors, which means that the Holders of a majority of the outstanding Common Stock can elect all of the directors then standing for election. The Holders of Common Stock do not have any conversion, redemption or preemptive rights to subscribe to any securities of the Company. In the event of the dissolution, liquidation or winding up, Holders of Common Stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, and the aggregate liquidation preference of any Preferred Stock then outstanding.

     The Common Stock has equal dividend, distribution, liquidation and other rights, and shall have no preference, appraisal or exchange rights. All outstanding shares of Common Stock are, and any shares of Common Stock offered by a Prospectus Supplement, upon issuance, will be, fully paid and non-assessable.


     The transfer agent for the Common Stock is First Fidelity Bank, N.A., Newark, New Jersey.


     Restrictions on Ownership

     The Certificate of Incorporation contains a number of provisions which restrict the ownership and transfer of shares and which are designed to safeguard the Company against an inadvertent loss of REIT status. In order to prevent any Company stockholder from owning shares in an amount which would cause more than 50% in value of the outstanding shares of the Company to be owned by five or fewer individuals, the Certificate of Incorporation contains a limitation that restricts, with certain exceptions, stockholders from owning, under the applicable attribution rules of the Code, more than 4.9% of the outstanding shares of Common Stock (the "Common Stock Beneficial Ownership Limit"). In certain circumstances, the Board of Directors may reduce the Common Stock Beneficial Ownership Limit to as low as 2%, but only if any person who would own shares in excess of such new limit could continue to do so. The Board of Directors has, subject to certain conditions and limitations, exempted Vornado and certain of its affiliates from the Common Stock Beneficial Ownership Limitation.


     Stockholders should be aware that events other than a purchase or other transfer of Common Stock can result in ownership, under the applicable attribution rules of the Code, of Common Stock in excess of the Common Stock Beneficial Ownership Limit. For instance, if two stockholders, each of whom owns, under the applicable attribution rules of the Code 3% of the outstanding Common Stock, were to marry, then after their marriage both stockholders would own, under the applicable attribution rules of the Code, 6% of the outstanding shares of Common Stock, which is in excess of the Common Stock Beneficial Ownership Limit. Similarly, if a stockholder who owns, under the applicable attribution rules of the Code, 4% of the outstanding Common Stock were to purchase a 50% interest in a corporation which owns 3% of the outstanding Common Stock, then the stockholder would own, under the applicable attribution rules of the Code, 5.5% of the outstanding shares of Common Stock. Stockholders are urged to consult their own tax advisers concerning the application of the attribution rules of the Code in their particular circumstances.


     Under the Code, rental income received by a REIT from persons in which the REIT is treated, under the applicable attribution rules of the Code, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy. For these purposes, a REIT is treated as owning any stock owned, under the applicable attribution rules of the Code, by a person that owns 10% or more of the value of the outstanding shares of the REIT. Therefore, in order to ensure that rental income of the Company will not be treated as nonqualifying income under the rule described above, and thus to ensure that there will not be an inadvertent loss of REIT status as a result of the ownership of shares of a tenant, or a person that holds an interest in a tenant, the Certificate of Incorporation also contains an ownership limit that restricts, with certain exceptions, stockholders from owning, under the applicable attribution rules of the Code (which are different from those applicable with respect to the Common Stock Beneficial Ownership Limit), more than 9.9% of the outstanding shares of any class (the "Constructive Ownership Limit").

     Stockholders should be aware that events other than a purchase or other transfer of shares can result in ownership, under the applicable attribution rules of the Code, of shares in excess of the Constructive Ownership Limit. As the attribution rules that apply with respect to the Constructive Ownership Limit differ from those that apply with respect to the Common Stock Beneficial Ownership Limit, the events other than a purchase or other transfer of shares which can result in share ownership in excess of the Constructive Ownership Limit can differ from those which can result in share ownership in excess of the Common Stock Beneficial Ownership Limit. Stockholders should consult their own tax advisers concerning the application of the attribution rules of the Code in their particular circumstances.

     The Certificate of Incorporation provides that a transfer of shares of Common Stock that would otherwise result in ownership, under the applicable attribution rules of the Code, of Common Stock in excess of the Common Stock Beneficial Ownership Limit or the Constructive Ownership Limit, or which would cause the shares of beneficial interest of the Company to be beneficially owned by fewer than 100 persons, will be null and void and the purported transferee will acquire no rights or economic interest in such Common Stock. In addition, Common Stock that would otherwise be owned, under the applicable attribution rules of the Code, in excess of the Common Stock Beneficial Ownership Limit or the Constructive Ownership Limit will be automatically exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of a beneficiary designated by the purported transferee or purported Holder. While so held in trust, the trustee shall vote the shares of Excess Stock in the same proportion as the Holders of the Common Stock and Preferred Stock, respectively, shall vote and such shares of Excess Stock are not entitled to participate in any dividends or distributions made by the Company. Any dividends or distributions received by the purported transferee or other purported Holder of such Excess Stock prior to the discovery by the Company of the automatic exchange for Excess Stock shall be repaid to the Company upon demand.

     If the purported transferee or purported Holder elects to designate a beneficiary of an interest in the trust with respect to such Excess Stock, only a person whose ownership of the shares will not violate the Common Stock Beneficial Ownership Limit or the Constructive Ownership Limit may be designated, at which time the shares of Excess Stock will be automatically exchanged for shares of Common Stock. The Certificate of Incorporation contains provisions designed to ensure that the purported transferee or other purported Holder of shares of Excess Stock may not receive in return for such a transfer an amount that reflects any appreciation in the shares of Common Stock for which such shares of Excess Stock were exchanged during the period that such shares of Excess Stock were outstanding but will bear the burden of any decline in value during such period. Any amount received by a purported transferee or other purported Holder for designating a beneficiary in excess of the amount permitted to be received must be turned over to the Company. The Certificate of Incorporation provides that the Company may purchase any shares of Excess Stock that have been automatically exchanged for shares of Common Stock as a result of a purported transfer or other event. The price at which the Company may purchase such Excess Stock shall be equal to the lesser of (i) in the case of Excess Stock resulting from a purported transfer for value, the price per share in the purported transfer that resulted in the automatic exchange for Excess Stock or, in the case of Excess Stock resulting from some other event, the market price of the Common Stock exchanged on the date of the automatic exchange for Excess Stock and (ii) the market price of the Common Stock exchanged for such Excess Stock on the date that the Company accepts the deemed offer to sell such Excess Stock. The Company's purchase right with respect to Excess Stock shall exist for 90 days, beginning on the date that the automatic exchange for shares of Excess Stock occurred or, if the Company did not receive a notice concerning the purported transfer that resulted in the automatic exchange for shares of Excess Stock, the date that the Board of Directors determines in good faith that an exchange for Excess Stock has occurred.

     The Board of Directors of the Company may in its discretion exempt certain persons from the Common Stock Beneficial Ownership Limit or the Constructive Ownership Limit, if evidence satisfactory to the Board of Directors is presented showing that such exemption will not jeopardize the Company's status as a REIT under the Code. As a condition of such exemption, the Board of Directors may require a ruling from the Internal Revenue Service and/or an opinion of counsel satisfactory to it and/or representations and undertakings from the applicant with respect to preserving the REIT status of the Company.

     The Board of Directors has, subject to certain conditions and limitations, exempted Vornado and certain of its affiliates from the Common Stock Beneficial Ownership Limitation. As a result, it is unlikely as practical matter that another Holder of Common Stock could obtain an exemption.

     The Board of Directors may, at any time, determine that the foregoing restrictions on ownership and transfer shall no longer apply.

     Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, impose limitations upon the utilization of a corporation's net operating loss and credit carryforwards and certain other tax attributes, following significant changes in the corporation's stock ownership. In order to preserve the Company's ability to use its net operating loss carryforwards to reduce its taxable income, the Certificate of Incorporation also contains additional provisions restricting the ownership of the Company's outstanding shares (the "Section 382 Ownership Restrictions"). The Section 382 Ownership Restrictions merely reduce the risk of certain occurrences that could cause such a limitation to arise. It is still possible that, due to transfers (either directly or indirectly) of the Company's outstanding shares, the Company could become subject to a limitation under Sections 382 and 383.

     The Certificate of Incorporation provides, in general, that subject to the exceptions described in the next paragraph, no person may acquire shares of the Company (or options or warrants to acquire such shares) if as a result such person (or another person to which such shares were attributed under certain complex attribution rules, which differ in certain respects from those that apply for purposes of the Common Stock Beneficial Ownership Limit or the Constructive Ownership Limit) would own, directly or under such attribution rules, 5% or more of the class of such outstanding shares (hereinafter, such person's "Ownership Interest Percentage"). In addition, subject to the exceptions described in the next paragraph, no person whose Ownership Interest Percentage of a class of shares exceeds 5% can acquire or transfer such shares (or options or warrants to acquire such shares). The foregoing restrictions apply independently to each class of the Company's outstanding stock.

     The foregoing restrictions do not apply to (i) acquisitions and transfers of shares of Common Stock by certain persons (or affiliates of persons), whose Ownership Interest Percentage of Common Stock on September 21, 1993 was 5% or more, (ii) transfers of shares pursuant to an offering by the Company, to the extent determined by the Board of Directors, and (iii) other transfers of shares specifically approved by the Company's Board of Directors.

     Transfers of shares, options or warrants in violation of the Section 382 Ownership Restrictions would be void, and the transferee would acquire no rights in such shares, options or warrants. Thus, a purported acquiror would have no right to vote such shares or to receive dividends. Moreover, upon demand by the Company, a purported acquiror of shares, options or warrants would be required to transfer them to an agent designated by the Company. The agent, generally, would sell such shares, options or warrants, remit the proceeds thereof to the purported acquiror to the extent of such person's purchase price for such shares and, to the extent possible, remit the balance of the proceeds to such person's transferor. A similar procedure would be applied to any dividends paid to, and to the proceeds of any resale of shares, options or warrants by, the purported acquiror.

     The Board of Directors has the authority to designate a date as of which the Section 382 Ownership Restrictions will no longer apply.

     All persons who own, directly or by virtue of the applicable attribution rules of the Code, more than 2% of the shares of outstanding Common Stock must give a written notice to the Company containing the information specified in the Certificate of Incorporation by January 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company such information as the Company may request, in good faith, in order to determine the Company's status as a REIT or to comply with Treasury Regulations promulgated under the REIT provisions of the Code.

     The  ownership   restrictions  described  above  may  have  the  effect  of precluding acquisition of control of the Company.


                          DESCRIPTION OF DEBT WARRANTS

     The Company may issue Debt Warrants to purchase Debt Securities ("Debt Warrants"). Debt Warrants may be issued independently or together with any Debt Securities and may be attached to or separate from such Debt Securities. The Debt Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Debt Warrants being offered pursuant thereto. If so indicated in a Prospectus Supplement, the terms of any Debt Warrants may differ from the terms set forth below.

     The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued and the procedures for adjusting such price; (4) the currency or currencies, including composite currencies or currency units, in which the price of such Debt Warrants may be payable; (5) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (6) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (7) the currency or currencies, including composite currencies or currency units, in which the principal of (or premium, if any), or interest, if any, on the Debt Securities purchasable upon exercise of such Debt Warrants will be payable; (8) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (9) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which and the currency, including composite currency or currency unit, in which such principal amount of Debt Securities may be purchased upon such exercise; (10) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (11) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (12) a discussion of material federal income tax considerations, if any; and (13) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

     Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, Holders of Debt Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

Exercise of Debt Warrants

     Each Debt Warrant will entitle the Holder of such Debt Warrant to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. After the close of business on the expiration date, unexercised Debt Warrants will become void.

     Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Debt Warrants.


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS



     The following is a summary of the taxation of the Company and the material federal income tax consequences to Holders of the Securities. The summary sets forth the opinion of Shearman & Sterling, counsel to the Company, as to the material federal income tax consequences to Holders of the Securities. The tax treatment of a Holder of Securities will vary depending upon the Holder's particular situation, and this discussion addresses only Holders that hold
Securities as capital assets and does not purport to deal with all aspects of taxation that may be relevant to particular Holders in light of their personal investment or tax circumstances, or to certain types of Holders (including dealers in securities or currencies, banks, tax-exempt organizations, life insurance companies, persons that hold Securities that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction) subject to special treatment under the federal income tax laws. This summary is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.


INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND SALE OF SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE IN THEIR PARTICULAR CIRCUMSTANCES AND POTENTIAL CHANGES IN APPLICABLE LAWS.


Taxation of the Company as a REIT

     General

     The Company believes that, commencing with its taxable year ending December 31, 1995, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under Sections 856 through 860 of the Code. The Company intends to continue to qualify to be taxed as a REIT, but no assurance of continued qualification can be given.

     The sections of the Code applicable to REITs are highly technical and complex. The material aspects thereof are summarized below.

     As a REIT, the Company generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows. First, the Company will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if during the 10-year period (the "Recognition Period") beginning on the first day of the first taxable year for which the Company qualified as a REIT, the Company recognizes gain on the disposition of any asset held by the Company as of the beginning of the Recognition Period, then, to the extent of the excess of (a) fair market value of such asset as of the beginning of the Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of the Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury regulations that have not been promulgated; provided, however, that the Company shall not be subject to tax on recognized Built-in Gain with respect to assets held as of the first day of the Recognition Period to the extent that the aggregate amount of such recognized Built-in Gain exceeds the net aggregate amount of the Company's unrealized Built-in Gain as of the first day of the Recognition Period. Eighth, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the hands of the Company is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which such asset was acquired by the Company, then, pursuant to the Treasury regulations that have not yet been issued and to the extent of the Built-in Gain, such gain will be subject to tax at the highest regular corporate rate.

     Requirements for Qualification

     The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) which would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

     The Company has satisfied condition (5) and believes that it has also satisfied condition (6). In addition, the Company's Certificate of Incorporation provides for restrictions regarding the ownership and transfer of the Company's shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. The ownership and transfer restrictions pertaining to the Common Stock are described above under the headings "Description of Capital Stock--Description of Preferred Stock--Restrictions on Ownership" and "Description of Capital Stock--Description of Common Stock-Restrictions on Ownership."

     The Company owns and operates a number of properties through wholly-owned subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and such items (as the case may be) of the Company. The Company believes that all of its wholly-owned subsidiaries are "qualified REIT subsidiaries."

     In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of any partnership in which the Company is a partner will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

     Income Tests. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property"--which term generally includes expenses of the Company that are paid or reimbursed by tenants--and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the terms "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property". Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, that the Company is not required to use an independent contractor to perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not charge rent for any property to a Related Party Tenant, and the Company does not and will not derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). The Company does not believe that any of the services that are performed for its tenants will cause its gross income attributable to such tenants to fail to be treated as "rents from real property."

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above under "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) real estate assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of real estate assets held by partnerships in which the Company owns an interest, (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company and (iii) stock issued by another REIT), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities (other than securities issued by another REIT) owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "real estate investment trust taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property minus (B) the sum of certain items of non-cash income. In addition, if the Company disposes of any asset during its Recognition Period, the Company will be required, pursuant to Treasury regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to satisfy the annual distribution requirements.

     As of December 31, 1994, the Company had reported net operating loss ("NOL") carryovers aggregating approximately $110 million. These NOL carryovers expire in 2005, 2006, 2007, 2008 and 2009. Under the Code, the Company's NOL carryovers generally would be available to offset the amount of the Company's "real estate investment trust taxable income" that otherwise would be required to be distributed to its stockholders. As a result, until the NOL carryovers are utilized, the Company does not expect to be required to pay dividends (except with respect to any recognized Built-in Gain) in order to continue to qualify as a REIT. However, the NOLs reported on the Company's tax returns are not binding on the Internal Revenue Service (the "IRS") and are subject to adjustment as a result of future IRS audits of the Company's tax returns. In addition, under Section 382 of the Code, the Company's ability to use its NOL carryovers could be limited if, generally, there were significant changes in the ownership of its outstanding stock.

     If the Company is required to make a distribution to its stockholders, it is possible that the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirements due to various circumstances, including debt amortization requirements or timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such insufficiency occurs, in order to meet the 95% distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends or subordinated notes.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Failure to Qualify

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

Taxation of Holders of Debt Securities

     As used herein, the term "U.S. Holder" means a holder of a Debt Security who (for United States federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of the Debt Security and "U.S. Alien Holder" means a holder of a Debt Security who (for United States federal income tax purposes) is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust which is not subject to United States federal income tax on a net income basis in respect of income or gain from the Debt Security.

     U.S. Holders

     Payments of Interest. Interest on a Debt Security will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

     Purchase, Sale and Retirement of the Debt Securities. A U.S. Holder's tax basis in a Debt Security will generally be its U.S. dollar cost (including, in the case of a Debt Security acquired through the exercise of a Debt Warrant, both the cost of the Debt Warrant and the amount paid on exercise of the Debt Warrant). A U.S. Holder will generally recognize gain or loss on the sale or retirement of a Debt Security equal to the difference between the amount realized on the sale or retirement and the U.S. Holder's tax basis in the Debt Security. Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Debt Security will be capital gain or loss and will be long-term capital gain or loss if the Debt Security was held for more than one year.

     U.S. Alien Holders

     This discussion assumes that the Debt Security is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party).

     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

     (i) payments of principal, premium (if any) and interest by the Company or any of its paying agents to any holder of a Debt Security that is a U.S. Alien Holder will not be subject to United States federal withholding tax if, in the case of interest (a) the beneficial owner of the Debt Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Debt Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Debt Security certifies to the Company or its agent, under penalties of perjury, that it is not a U.S. person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debt Security certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

     (ii) a U.S. Alien Holder of a Debt Security will not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a Debt Security; and

     (iii) a Debt Security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the Debt Security would not have been effectively connected with a United States trade or business of the individual at the time of the individual's death.

     Information Reporting and Backup Withholding

     U.S. Holders. In general, information reporting requirements will apply to payments of principal, any premium and interest on a Debt Security and the proceeds of the sale of a Debt Security before maturity within the United States to non-corporate U.S. Holders, and "backup withholding" at a rate of 31% will apply to such payments if the U.S. Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

     U.S. Alien Holders. Information reporting and backup withholding will not apply to payments of principal, premium (if any) and interest made by the Company or a paying agent to a U.S. Alien Holder on a Debt Security if the certification described in clause (i)(c) under "U.S. Alien Holders" above is received, provided that the payor does not have actual knowledge that the holder is a U.S. person.

     Payments of the proceeds from the sale by a U.S. Alien Holder of a Debt Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for United States federal income tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Debt Security to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

     The applicable Prospectus Supplement will contain a discussion of any special United States federal income tax rules with respect to Debt Securities that are issued at a discount or premium or as a unit with other Securities, have a maturity of one year or less, provide for conversion rights, contingent payments, early redemption or payments that are denominated in or determined by reference to a currency other than the U.S. dollar or otherwise subject to special United States federal income tax rules.

Taxation of Holders of Debt Warrants

     Sale or Expiration

     Generally, a holder of a Debt Warrant will recognize gain or loss upon the sale or other disposition of a Debt Warrant in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's tax basis in the Debt Warrant. A holder of a Debt Warrant that expires unexercised will generally recognize loss in an amount equal to such holder's tax basis in the Debt Warrant. Gain or loss resulting from the sale, other disposition or expiration of a Debt Warrant will generally be capital gain or loss and will be long-term if the Debt Warrant was held for more than one year.

     Exercise

     The exercise of a Debt Warrant with cash will not be a taxable event for the exercising holder. Such holder's basis in the Debt Securities received on exercise of the Debt Warrant will equal the sum of such holder's tax basis in the exercised Debt Warrant and the exercise price of the Debt Warrant. The holding period in a Debt Security received on exercise of a Debt Warrant will not include the period during which the Debt Warrant was held.

     The applicable Prospectus Supplement will contain a discussion of any special United States federal income tax rules with respect to Debt Warrants that are issued as a unit with other Securities.

Taxation of Holders of Common Stock or Preferred Stock

     U.S. Stockholders

     As used herein, the term "U.S. Stockholder" means a holder of Common Stock or Preferred Stock ("Stock") who (for United States federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to U.S. Stockholders as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Stockholder has held his shares. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S.
Stockholder has in his shares for tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his shares taxable as capital gains (provided that the shares have been held as a capital asset). For purposes of determining the portion of distributions on separate classes of Stock that will be treated as a dividends for federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of Preferred Stock before being allocated to other distributions. Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

     Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital or capital gain dividends) generally will be treated as investment income for purposes of computing the investment interest deduction limitation. Gain arising from the sale or other disposition of shares of Stock, however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of his total net capital gain eligible for the 28% maximum capital gains rate by the amount of such gain with respect to the Stock.

     Upon any sale or other disposition of shares of Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the shares of Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholders as a capital asset, and will be long-term gain or loss if such Stock has been held for more than one year. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of the Company that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

     Backup Withholding. The Company will report to its U.S. Stockholders and the Internal Revenue Service (the "IRS") the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholdings rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company.

     Taxation of Tax-Exempt Stockholders. Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account (IRA) or a 401(k) plan, that holds shares of Stock as an investment will not be subject to tax on dividends paid by the Company. However, if such tax-exempt investor is treated as having purchased its shares with borrowed funds, some or all of its dividends will be subject to tax.

     Non-U.S. Stockholders


     The rules governing United States federal income taxation of the ownership and dispositions of shares of Stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders are urged to consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in stock, including any reporting requirements.


     Distributions. Distributions by the Company to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as a capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States federal tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Pursuant to current Treasury regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury regulations, which are not currently in effect, however, a Non-U.S. Stockholder who wished to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption discussed above.

     Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares of Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's stock, they will give rise to gain from the sale or exchange of his stock, the tax treatment of which is described below. For withholding purposes, the Company is required to treat all distributions as if made out of current or accumulated earnings and profits. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

     Distributions to a Non-U.S. Stockholder that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) the investment in the shares of Stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 or more days during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     Distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Stockholders would thus generally be taxed at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). The Company is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability. Also, such distribution may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation, as discussed above.

     Sale of Stock. Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of shares of Stock generally will not be subject to United States taxation unless the Stock constitutes a "United States real property interest" within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The Stock will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A
"domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. Notwithstanding the foregoing, gain from the sale or exchange of Stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder (i) if the investment in the Stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to such gain, or (ii) if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case, the nonresident alien individual will be subject to a 30% United States withholding tax in the amount of such individual's gain.

     If the Company is not or ceases to be a "domestically-controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of Stock would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" will depend on whether the shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the New York Stock Exchange) and on the size of the selling Non-U.S. Stockholder's interest in the Company. If gain on the sale or exchange of shares of Stock was subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the Stock would be required to withhold and remit to the IRS 10% of the purchase price.

     Backup Withholding and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or (iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of shares of Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Stock by or through a foreign office of a broker that (a) is a U.S. person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States federal income tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of shares of Stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

     Estate Tax. Shares of Stock owned by an individual who is not a citizen or resident of the United States (as determined for purposes of U.S. federal estate tax law) at the time of death will generally be includible in such individual's gross estate for federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Other Tax Consequences


     The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders are urged to consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.



                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the related Prospectus Supplement. The Company has reserved the right to sell the Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.


     Underwriters may offer and sell the Securities at a fixed price or prices that may be changed or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell the Securities upon such terms and conditions as set forth in the related Prospectus Supplement. In connection with the sale of the Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concession or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.


     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the related Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

     If so indicated in the related Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit agreements by certain institutions to purchase the Securities from the Company at the public offering price set forth in the related Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in a Prospectus Supplement. Each Contract will be for an amount specified in the applicable Prospectus Supplement. Institutions, with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the Securities covered by Contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters such amount specified in the applicable Prospectus Supplement.

     Any Securities issued hereunder (other than Common Stock) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

     Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, the Company and certain of its affiliates in the ordinary course of business.

                                     EXPERTS



     The consolidated financial statements and the related consolidated financial statement schedules of the Company and the financial statements of Kings Plaza Shopping Center and Marina incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K/A for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in (i) their report dated March 29, 1995, which expresses an unqualified opinion and includes explanatory paragraphs relating to the need for additional borrowings and to change in the method of accounting for postretirement healthcare benefits related to the Company for the year ended December 31, 1994 and (ii) their report dated September 15, 1995 related to the Kings Plaza Shopping Center and Marina for the year ended June 30, 1995, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.




                           VALIDITY OF THE SECURITIES

     The validity of the Securities issued hereunder will be passed upon for the Company by Shearman & Sterling, New York, New York, counsel to the Company. The validity of any Securities issued hereunder will be passed upon for any underwriters by the counsel named in the applicable Prospectus Supplement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than Underwriting Compensation, are as follows:


SEC registration fee..........................................  $     86,207
Printing and engraving expenses...............................       100,000
Legal fees and disbursements..................................       200,000
Accounting fees and disbursements.............................        60,000
Transfer Agent's, Depositary's and Trustee's fees
  and disbursements . ........................................        20,000
Blue Sky fees and expenses....................................        67,785
Miscellaneous (including listing fees, if applicable, and
  rating agency fees).........................................        66,008
                                                                ------------

Total                                                           $    600,000
                                                                ============




Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers or former directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers under certain circumstances. Such law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's Certificate of Incorporation, By-laws, agreement or otherwise.

     The Company's Certificate of Incorporation provides that the Company's officers and directors will be indemnified to the fullest extent permitted by Delaware law. The Company shall be liable to the Company or the stockholders for monetary damages for breach of the director's fiduciary duty. Such provision does not limit a director's liability to the Company or its stockholders resulting from: (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit.

     The Company's Certificate of Incorporation provides that the Company shall pay the expenses incurred by an officer or a director of the Company in defending a civil or criminal action, suit, or proceeding involving such person's acts or omissions as an officer or a director of the Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or its stockholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Unless ordered by a court, indemnification of an officer shall be made by the Company only as authorized in a specific case upon the determination that indemnification of the officer or director is proper under the circumstances because he or she has met the applicable standard of conduct. Such determination shall be made (i) by majority vote of the directors of the Company who are not parties to the action, suit or proceeding, (ii) by independent legal counsel in a written opinion, or (iii) by the stockholders of the Company. The Company's Certificate of Incorporation authorizes the Company to pay the expenses incurred by an officer or a director in defending a civil or criminal action, suit, or proceeding in advance of the final disposition thereof, upon receipt of an undertaking by or on behalf of such person to repay the expenses if it is ultimately determined that the person is not entitled to be indemnified by the Company.

     The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is liable as a director of the Company, or is or was serving, at the request of the Company, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, regardless of whether the Company would have power to indemnify him against such liability.

     The Company has purchased a policy of directors' and officers' insurance that insures both the Company and its officers and directors against expenses and liabilities of the type normally insured against under such policies, including the expense of the indemnifications described above.

     Pursuant to the form of Underwriting Agreement, to be filed by amendment hereto or by Form 8-K, the underwriters will agree, subject to certain conditions, to indemnify the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against certain liabilities.

Item 16.  Exhibits.

     Exhibit
     Number                  Description
     ------                  -----------


     1.1**   Form of Underwriting Agreement (for Common Stock)

     1.2**   Form of Underwriting Agreement (for Preferred Stock)

     1.3**   Form of Underwriting Agreement (for Debt Securities)

     3.1*    Amended and Restated Certificate of Incorporation of the Company

     3.2* By-laws of the Company (incorporated by reference to Exhibit 3(B) to the Company's Annual Report on Form 10-K, filed on July 27,
             1991)

     4.2*    Form of Indenture for Senior Debt Securities

     4.3*    Form of Senior Debt Security (included in Exhibit 4.2)

     4.4*    Form of Indenture for Subordinated Debt Securities

     4.5*    Form of Subordinated Debt Security (included in Exhibit 4.4)

     4.6     Form of Deposit Agreement

     4.7     Form of Depositary Receipt (included in Exhibit 4.6)

--------
*    Filed previously.
**   To be filed by amendment or 8-K.

     5.1     Opinion of Shearman & Sterling

     8.1     Tax Opinion of Shearman & Sterling

     12.1 Statement Regarding Computation of Consolidated Ratios of Earnings to Fixed Charges


     23.1    Consent of Deloitte & Touche LLP


     23.2 Consent of Shearman & Sterling (included in its opinion filed as Exhibit 5.1)


     24.1*   Powers of Attorney (included on signature page)


     25.1    Statement of Eligibility of Senior Trustee on Form T-1

     25.2    Statement of Eligibility of Subordinated Trustee on Form T-1


-------------
*    Filed previously.



Item 17.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 Exhibit Index

Exhibit No.


     4.6     Form of Deposit Agreement

     5.1     Opinion of Shearman & Sterling

     8.1     Tax Opinion of Shearman & Sterling

     12.1 Statement Regarding Computation of Consolidated Ratios of Earnings to Fixed Charges

     23.1    Consent of Deloitte & Touche LLP

     25.1    Statement of Eligibility of Senior Trustee on Form T-1

     25.2    Statement of Eligibility of Subordinated Trustee on Form T-1

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, Alexander's, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to its Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saddle Brook and State of New Jersey, on December 29, 1995.


                                   ALEXANDER'S, INC.



                                   By  /s/ Joseph Macnow
                                       ____________________________
                                       Joseph Macnow
                                       Vice President -- Chief Financial Officer
                                       and Principal Accounting Officer





     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.




            Signature                         Title                       Date
            ---------                         -----                       ----


                                Chief Executive Officer        December 29, 1995
*_____________________________   and Director
        Steven Roth
                                Chairman of the Board of       December 29, 1995
*_____________________________   Directors
        Stephen Mann

*_____________________________  Director                       December 29, 1995
        David Mandelbaum

*_____________________________  Director                       December 29, 1995
        Thomas R. DiBenedetto

*_____________________________  Director                       December 29, 1995
        Richard R. West

*_____________________________  Director                       December 29, 1995
        Arthur I. Sonnenblick

*_____________________________  Director                       December 29, 1995
        Russell B. Wight, Jr.

*_____________________________  Director                       December 29, 1995
        Neil Underberg

/s/ Joseph Macnow               Vice President -- Chief
______________________________   Financial Officer and         December 29, 1995
        Joseph Macnow            Principal Accounting Officer

* By:  /s/ Joseph Macnow
      ________________________
       Joseph Macnow
       Attorney-in-Fact